Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 of the Registration Statement of Endeavour International Acquisition Corp. (a development stage company) on Form F-1 (File No. 333-148350) of our report dated December 26, 2007, except for Note 4 as to which the date is February 29, 2008, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Endeavour International Acquisition Corp. (a development stage company) as of December 7, 2007 and for the period from November 23, 2007 (inception) through December 7, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading ‘Experts’ in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP Melville, New York February 29, 2008